Exhibit 3.1(a)

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MASTERCARD INCORPORATED

MasterCard Incorporated (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the Corporation is MasterCard Incorporated. The Corporation was originally incorporated under the name MasterCard Incorporated. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2001. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 28, 2002.

B. This Second Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s Amended and Restated Certificate of Incorporation in its entirety, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

C. The Second Amended and Restated Certificate of Incorporation of the Corporation shall read in its entirety as follows:

ARTICLE I

Section 1.1. Name. The name of the Corporation is MasterCard Incorporated (the “Corporation”).

ARTICLE II

Section 2.1. Address. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1. Capitalization.

(A) The total number of shares of all classes of stock that the Corporation is authorized to issue is 4,501,000,000 shares, consisting of (i) 300,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), (ii) 3,000,000,000 shares of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), (iii) 1,200,000,000 shares of Class B Common Stock, par value $.0001 per share (“Class B Common Stock”) and (iv) 1,000,000 shares of Class M Common Stock, par value $.0001 per share (“Class M Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class M Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class M Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(B) Upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Time”), each share of common stock of the Corporation, however designated, issued and outstanding immediately prior thereto (“Old Common Stock”), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and shall become: (i) 1.35 new validly issued, fully paid and nonassessable shares of Class B Common Stock; and (ii) that fraction of a new validly issued, fully paid and nonassessable share of Class M Common Stock that will result in each holder of Old Common Stock receiving one share of Class M Common Stock. Fractional shares of Class B Common Stock will be issued to the extent necessary, but only if fractional shares of Old Common Stock exist as of the Filing Time. The reclassification of the Old Common Stock into Class B Common Stock and Class M Common Stock will be deemed to occur at the Filing Time, regardless of when any certificates previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new Class B Common Stock or Class M Common Stock.

Section 4.2. Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3. Common Stock.

(A) Voting Rights.

(1) Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (which, for the avoidance of doubt, shall not include the election of Class M Directors (as defined below)); provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on (a) any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL, or (b) any amendment to Section 4.3(A)(3)(c).

(2) To the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter.

(3) (a) Except as expressly set forth in Article IV, Section 4.3(A)(3)(b) and Article V, Section 5.1, to the fullest extent permitted by law, holders of Class M Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter; provided, however, that, in addition to any other vote required by law, for so long as any shares of Class M Common Stock remain issued and outstanding, the affirmative vote of at least a majority of the votes cast thereon by the holders of the Class M Common Stock, voting separately as a class, shall be required for:

1) any sale, lease or exchange of all or substantially all of the Corporation’s assets or of any subsidiary of the Corporation, in each case which requires the approval of the stockholders of the Corporation under the DGCL, or approval of any sale, lease or exchange of all or substantially all of the assets of MasterCard International Incorporated (“MasterCard International”);

2) the consummation of any merger or consolidation of the Corporation or any approval of the consummation of any merger or consolidation of MasterCard International, in either case, (a) with any other corporation or entity prior to the date that is 20 years and 11 months following the date of the consummation of the Corporation’s initial public offering of the Class A Common Stock (the “Initial Public Offering”), or (b) with (i) any competitor of the Corporation, as determined by the Board in its sole discretion, (ii) any Member (as defined below) or (iii) any financial institution that is eligible to become a Member, as determined by the Board in its sole discretion;

3) any amendment or modification of this Second Amended and Restated Certificate of Incorporation to authorize the issuance of capital stock other than Class A Common Stock, Class B Common Stock, Class M Common Stock or Preferred Stock prior to the date that is 20 years and 11 months following the date of the consummation of the Initial Public Offering;

4) the Corporation to cease to engage (directly or through its subsidiaries) in the business of providing core network authorization, clearing and settlement services for branded payment card transactions;

5) any alteration, amendment or repeal of any provision of this Second Amended and Restated Certificate of Incorporation if such alteration, amendment or repeal would have the effect of permitting (i) any Person (as defined below) to Beneficially Own (as defined below) (a) shares of Class A Common Stock representing more than 15% of the aggregate outstanding shares or voting power of Class A Common Stock; (b) shares of any other class or series of stock of the Corporation entitled to vote generally in the election of directors (which, for the avoidance of doubt, shall not include Class M Common Stock) (“Other Voting Stock”) representing more than 15% of the aggregate outstanding shares or voting power of such class or series of Other Voting Stock; or (c) shares of Class A Common Stock and/or Other Voting Stock representing more than 15% of the aggregate voting power of all the then outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting as a single class, or (ii) any Member or Similar Person (as defined below) to Beneficially Own any share of Class A Common Stock or Other Voting Stock; and

6) any alteration, amendment or repeal of any provision of this Article IV, Section 4.3(A)(3), the last sentence of Article V, Section 5.1, Article VI, Section 6.1(A), Article VI, Section 6.4 or Article VI, Section 6.5 of this Second Amended and Restated Certificate of Incorporation or the adoption of any provision inconsistent therewith.

(b) For so long as any shares of Class M Common Stock are outstanding, holders of outstanding Class M Common Stock, voting separately as a class, shall be entitled to elect a number of directors of the Corporation (each, a “Class M Director”) that is equal to the lesser of (x) three and (y) the product of  1/4 multiplied by the total number of directors that will be in office immediately following such election (rounded down to the nearest whole number). For so long as any shares of Class M Common Stock are outstanding, any Class M Director may be removed without cause by the affirmative vote of at least a majority in voting power of all the then outstanding shares of Class M Common Stock, voting separately as a class.

(c) The aggregate number of votes that may be cast by all holders of the Class M Common Stock shall on all matters equal 1000 and each holder of Class M Common Stock, without regard to the number of shares of Class M Common Stock held by such holder, shall be entitled to that number of votes or fraction thereof that equals the product of 1000 multiplied by such holder’s Global Proxy Calculation, as such term is defined in, and determined in accordance with this Section 4.3(A)(3)(c). For purposes of determining the number of votes, or fraction thereof, to which each holder of Class M Common Stock shall be entitled, the Global Proxy Calculation for each such holder of Class M Common Stock shall be equal to the sum obtained by adding (A) .25 multiplied by a fraction, the numerator of which is such holder’s Gross Dollar Volume (GDV) and the denominator of which is the Corporation’s Gross Dollar Volume (GDV) attributable to all holders of Class M Common Stock of the Corporation, plus (B) .25 multiplied by a fraction, the numerator of which is such holder’s Gross Acquiring Volume (GAV) and the denominator of which is the Corporation’s Gross Acquiring Volume (GAV) attributable to all holders of Class M Common Stock of the Corporation, plus (C) .50 multiplied by a fraction, the numerator of which is the sum of (1) the Revenues Paid by such holder to the Corporation and its consolidated subsidiaries relating to all matters other than travelers cheque programs, plus (2) two times the Revenues Paid by the holder to the Corporation and its consolidated subsidiaries relating to travelers cheque programs, and the denominator of which is the sum of (1) the Revenues Paid by all holders of Class M Common Stock to the Corporation and its consolidated subsidiaries relating to all matters other than travelers cheque programs, plus (2) two times the Revenues Paid by all holders of Class M Common Stock to the Corporation and its consolidated subsidiaries relating to travelers cheque programs, in each case for the applicable period. No Gross Dollar Volume (GDV) or Gross Acquiring Volume (GAV) shall be attributable to travelers cheque programs for purposes of the Global Proxy Calculation. The Board may fix a record date for the purposes of determining those holders of Class M Common Stock of record whose Gross Dollar Volume (GDV), Gross Acquiring Volume (GAV) and Revenues Paid shall be included in determining a Global Proxy Calculation for a particular period, which record date shall not be more than 30 days prior to the end of any such period. Only actual, as opposed to estimated, Gross Dollar Volume (GDV) and Gross Acquiring Volume (GAV) and Revenues Paid information will be used in determining the Global Proxy Calculation for each holder of Class M Common Stock.

The Global Proxy Calculation shall be calculated for each successive 12-month period beginning on July 1, 2005; provided, however, that for Global Proxy Calculations for periods ending after June 30, 2007, the Board may elect to use the Corporation’s fiscal year as the basis for the Global Proxy Calculation; and provided, further, that the Board may elect to use any other 12-month period as the basis for the Global Proxy Calculation if it determines in its sole and absolute discretion that such election is necessary or desirable. The Corporation, acting through relevant employees selected by the Chief Executive Officer from time to time, shall compute the Global Proxy Calculation for each holder of Class M Common Stock for each applicable 12-month period and the results of such computation will be on file at the Corporation’s principal office and will be made available to any stockholder of the Corporation upon request 180 days after the end of the 12-month period to which the computation relates. The Global Proxy Calculation for any 12-month period shall remain in effect for any and all matters until the calculation for a more recent 12-month period is made available by the Corporation. The Board may make such interpretations with respect to the implementation of the Global Proxy Calculation as it may determine to be necessary or desirable in its sole and absolute discretion and shall have the final authority, which may be delegated to the officers of the Corporation, to determine the Global Proxy Calculation for any period in its sole and absolute discretion, and any such determination shall be final and binding for all purposes unless the Board determines that an error was made in the computation, in which case the computation shall be corrected in accordance with the directions of the Board.

For purposes of this Section 4.3(A)(3)(c):

“card fee assessment” means a bona fide, non de minimis fee expressed as a fixed amount in connection with a card.

“Gross Dollar Volume” means processed and non-processed issued Volumes (including domestic and international retail purchases, cash transactions, convenience checks, on-us transactions, intra-processor transactions, local use only transactions and balance and commercial funds transfers) that occur as a result of one or more of (A) a transaction involving any one of the Corporation’s brands (e.g., MasterCard®, Eurocard®, Maestro®, Cirrus® and ec Picto®) or (B) a non-MasterCard branded transaction involving a card which includes any one of the Corporation’s brand logos as well as other payment brand logos, provided that such other payment brands are not in direct competition with any of the Corporation’s brands, as determined by the Corporation.

“Gross Acquiring Volume” means processed and non-processed acquired Volumes (including domestic and international retail purchases, cash transactions, on-us transactions, intra-processor transactions and local use only transactions) that occur as a result of one or more of (A) a transaction involving any one of the Corporation’s brands (e.g., MasterCard®, Eurocard®, Maestro®, Cirrus® and ec Picto®) or (B) a non-MasterCard branded transaction involving a card which includes any one of the Corporation’s brand logos as well as other payment brand logos, provided that such other payment brands are not in direct competition with any of the Corporation’s brands, as determined by the Corporation.

“Integration Agreement” means the Share Exchange and Integration Agreement by and among the Corporation, MasterCard International and Europay International S.A., dated as of February 13, 2002, as amended, modified, supplemented or restated from time to time.

“Permitted Purse Brand” means a brand representing a stored value application that is permitted to be used by members of MasterCard International under the By-Laws and Rules of MasterCard International.

“Revenues Paid” for any period means, with respect to a particular holder of Class M Common Stock, all revenues of the Corporation on a consolidated basis, calculated in accordance with U.S. GAAP, that are generated by the activities of that holder, other than (1) any fees or other charges associated with the termination of that holder’s membership in MasterCard International, (2) Integration Assessments (as defined in the By-Laws of MasterCard International) paid by that holder, (3) other assessments, fees and charges paid by that holder in its capacity as a member of MasterCard International if those assessments, fees or charges were imposed on less than all of the members of MasterCard International (except for assessments, fees and charges pertaining to business development, ordinary course of business and other matters deemed to be includable by the management of MasterCard International in its sole discretion) and (4) fines and penalties paid by that holder (except as determined in the sole discretion of the management of MasterCard International).

“volume-based assessment” means a bona fide, non de minimis assessment typically expressed as a percentage of the Gross Dollar Volume (GDV) or Gross Acquiring Volume (GAV) associated with a particular type of transaction.

“Volumes” means the following four types of volumes in the specified percentages:

1. Type 1 shall include 100% of all (1) volumes on cards that include a MasterCard® brand logo and that are subject to volume-based assessments or card fee assessments, (2) Maestro® and Cirrus® processed debit volumes and (3) Maestro® and Cirrus® debit volumes that are subject to volume-based assessments, so long as Maestro®, a Permitted Purse Brand and/or Cirrus® is the sole acceptance brand on the card.

2. Type 1A shall include 75% of all ec Picto® volumes and other similar debit volumes that in each case have been converted to Maestro® volumes so long as Maestro®, a Permitted Purse Brand and/or Cirrus® is the sole acceptance brand on the card and the card is subject to card fee assessments.

3. Type 2 shall include the following percentages of all volumes for regional debit brands owned solely by the Corporation on cards that include a Maestro® and/or Cirrus® logo; provided that such cards are subject to volume-based assessments or card fee assessments; and provided, further, that for calculations for the 12-month periods ending June 30, 2005, 2006 and 2007, there is a binding written commitment to remove all acceptance brand logos, other than the Maestro® brand logo, the Cirrus® brand logo or a Permitted Purse Brand logo, on the cards not later than July 1, 2007:

a. 40% of such volumes for the 12-month period ending June 30, 2005;

b. 30% of such volumes for the 12-month period ending June 30, 2006;

c. 20% of such volumes for the 12-month period ending June 30, 2007; and

d. 10% of such volumes for subsequent years.

4. Type 3 shall include 1% of (i) volumes for regional debit brands not owned by the Corporation on cards that include a Maestro® and/or Cirrus® brand logo and are subject to volume-based assessments or card fee assessments and (ii) volumes for balance and commercial funds transfers relating to cards that are subject to volume-based assessments or card fee assessments.

For each Global Proxy Calculation, all Volumes described above will be included in calculating Gross Dollar Volume and Gross Acquiring Volume whether those Volumes are assessed directly or the cards to which they relate are subject to card fee assessments of the type contemplated by the applicable type of Volume. In addition, for each Global Proxy Calculation performed with respect to periods ending on or prior to June 30, 2005, Volumes of the types described above will be included even if they are not subject to volume-based or card fee assessments. References to a “brand” shall include any successors to that brand.

For purposes of determining the Global Proxy Calculation, the conversion of Euros into U.S. dollars will be based on the average exchange rate during the twenty-day period ending on the day prior to the applicable measurement date (the “Prevailing Exchange Rate”), provided that during all periods prior to June 30, 2007, the Prevailing Exchange Rate shall be $.9565 U.S. = 1 Euro for so long as 1 Euro is not less than $.9065 U.S. and not greater than $1.0065 U.S. (the “Currency Conversion Band”). In the event that the Prevailing Exchange Rate does not fall within the Currency Conversion Band, the currency conversion rate to convert Euros to U.S. Dollars will be $.9565 adjusted by the difference between such Prevailing Exchange Rate and the upper/lower limit of the Currency Conversion Band, as applicable.

For purposes of determining the Global Proxy Calculation during the period set forth in the preceding paragraph, amounts denominated in the currency of a country within the Europe Region (as defined in the Integration Agreement) other than the Euro shall first be converted into Euros and subsequently converted into U.S. dollars in accordance with the previous paragraph.

Notwithstanding any other provision hereof, for purposes of determining the Global Proxy Calculation for each stockholder for each of the seven years after June 30, 2005, (i) $100 million will be subtracted from the denominator of the Revenues Paid component of the Global Proxy Calculation relating to all matters other than travelers cheque programs, irrespective of whether the Corporation earned such amount as revenues under U.S. GAAP, and (ii) an “Adjustment Amount” will be subtracted from the numerator of the Revenues Paid component of the Global Proxy Calculation relating to all matters other than travelers cheque programs, irrespective of whether the stockholder paid such amount in revenues to the Corporation. “Adjustment Amount” means: (a) for each stockholder that is designated on the books and records of the Corporation (which shall be conclusive and binding for all purposes) as part of the U.S. Region of the Corporation (a “U.S. Stockholder”), an amount calculated by multiplying $100 million by a fraction, the numerator of which is the Revenues Paid by such U.S. Stockholder to the Corporation and its consolidated subsidiaries prior to adjustment pursuant to this Section and the denominator of which is the Revenues Paid by all U.S. Stockholders to the Corporation and its consolidated subsidiaries prior to adjustment pursuant to this Section; and (b) for each other stockholder of the Corporation, zero.

(B) Dividends and Distributions.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and the Class B Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock and the Class B Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Except as otherwise required by the DGCL, in any circumstance where the Corporation may declare dividends or otherwise make distributions (including, without limitation, any distribution on liquidation, dissolution or winding-up of the Corporation) on either the Class A Common Stock or Class B Common Stock, the Corporation shall declare the same per share dividends or make the same per share distributions, as the case may be, on such other class of Common Stock; provided, however, that if any such dividends or distributions are declared with respect to the Class A Common Stock in the form of additional shares of Class A Common Stock, such dividends or distributions shall be made with respect to the Class B Common Stock in the form of an equivalent number of shares of Class B Common Stock and if any such dividends or distributions are declared with respect to the Class B Common Stock in the form of additional shares of Class B Common Stock, such dividends or distributions shall be made with respect to the Class A Common Stock in the form of an equivalent number of shares of Class A Common Stock.

(2) Dividends or other distributions shall not be declared or paid on the Class M Common Stock.

(C) Ownership of Class B Common Stock. Class B Common Stock may only be held by (i) a Class A member or affiliate member of MasterCard International, (ii) the Corporation or a subsidiary thereof or (iii) a director, officer or employee of the Corporation or a subsidiary thereof. Any transfer or purported transfer that would result in a violation of the immediately preceding sentence shall be void ab initio and any shares of Class B Common Stock held in violation of this Section 4.3(C) may be redeemed by the Corporation, or its designee, at a price per share equal to the lesser of (i) the per share consideration paid in the transaction that resulted in such violative transfer (or, in the case of a devise, gift or other such transaction without consideration, the Market Price at the time of such devise or gift or other such transaction) and (ii) the Market Price on the date the Corporation, or its designee, elects to redeem such shares.

(D) Conversion.

(1) Any holder of Class B Common Stock may, at any time and from time to time commencing with the date that is the fourth anniversary of the date of the consummation of the Initial Public Offering, at such holder’s option, convert all or any portion of such holder’s shares of Class B Common Stock into an equal number of fully paid and nonassessable shares of Class A Common Stock by delivery of written notice to the Corporation (and, if such shares are held in certificated form, delivery and surrender to the Corporation of the certificates representing the shares of Class B Common Stock to be so converted); provided, however, that such holder shall have, in accordance with procedures set forth in Section 4.3(E), previously offered to sell such shares to the Class A members and affiliate members of MasterCard International; and provided, further, that nothing herein shall entitle any Person to convert Class B Common Stock into Class A Common Stock if this would result in any Member (including such Person) Beneficially Owning any share of Class A Common Stock. Subject to the provisos contained in the immediately preceding sentence, a conversion pursuant to this Section 4.3(D)(1) may be effected in connection with a transfer of shares Beneficially Owned by a Member. Upon such delivery of written notice (and, if applicable, surrender of certificates) pursuant to this Section 4.3(D)(1), the Corporation shall deliver or cause to be delivered to or upon the written order of the record owner of such shares of Class B Common Stock the number of fully paid and nonassessable shares of Class A Common Stock into which the shares of such Class B Common Stock have been converted in accordance with the provisions of this Section 4.3(D)(1). The Corporation may, in connection with any conversion pursuant to this Section 4.3(D)(1), require such evidence as the Board may determine in its sole discretion, that following such conversion the shares shall not be Beneficially Owned by a Member and that the holder of the Class B Common Stock to be converted to Class A Common Stock shall have previously offered to sell such shares of Class B Common Stock to the Class A members and affiliate members of MasterCard International in accordance with the procedures set forth in Section 4.3(E). The Board may from time to time establish such procedures as it may in its sole and absolute discretion determine to be necessary or desirable for the orderly conversion of Class B Common Stock, which procedures shall be binding upon the holders of Class B Common Stock.

(2) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on the conversion of shares of Class B Common Stock pursuant to Section 4.3(D)(1); provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the record owner of Class B Common Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such taxes or has established, to the reasonable satisfaction of the Corporation, that such taxes have been paid.

(3) As long as any shares of Class B Common Stock shall be outstanding, the Corporation shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of shares of Class B Common Stock, that number of shares of Class A Common Stock necessary to effect the conversion of all of the then outstanding shares of Class B Common Stock. If at any time the Board determines that the number of authorized but unissued shares of Class A Common Stock would be insufficient to effect the conversion of all of the then outstanding shares of Class B Common Stock, the Board shall use all reasonable efforts to cause the Corporation’s authorized but unissued shares of Class A Common Stock to be increased to such number of shares as shall be sufficient to effect such conversion.

(4) Upon the occurrence of a conversion pursuant to Section 4.3(D)(1), the Class B Common Stock so converted shall be retired and may not be reissued.

(5) Shares of Class M Common Stock and, except as provided in Section 4.3(K)(4), shares of Class A Common Stock shall not be convertible into any other class or series.

(E) Right of First Refusal of Class B Common Stock. For so long as the outstanding shares of Class B Common Stock represent 15% or more of the aggregate outstanding shares of Class A Common Stock and Class B Common Stock, no holder of Class B Common Stock may convert any of such holder’s shares of Class B Common Stock into shares of Class A Common Stock unless such holder shall have previously complied with the following provisions of this Section 4.3(E).

(1) If a holder of shares of Class B Common Stock desires to convert any of such shares, then such holder shall first offer to sell the number of shares to be converted to the Class A members and affiliate members of MasterCard International for cash at a per share price equal to the Market Price (as defined below) on the date of such offer with settlement to occur no later than eight business days after such date unless otherwise agreed by the parties, which offer may be made electronically through a posting on any website the address of which shall have been notified to the Class A members and affiliate members of MasterCard International by the Corporation or through any other mechanism determined by the Board in its sole discretion to be reasonably likely to communicate such offer widely to the Class A members and affiliate members of MasterCard International and notified to the Class A members and affiliate members of MasterCard International by the Corporation.

(2) In the event any Class A member or members or affiliate member or members of MasterCard International wish to purchase any of the shares of Class B Common Stock the converting holder has proposed to convert on the terms specified in the converting holder’s offer, such Class A member or members or affiliate member or members of MasterCard International shall so notify the converting holder within five business days following the date of the offer by the converting holder made pursuant to clause (1) above and such converting holder shall thereupon sell such shares of Class B common stock to any such Class A member or members or affiliate member or members of MasterCard International on a first-come, first-served basis in accordance with the terms of such offer and the provisions hereof.

(3) In the event no Class A member or affiliate member of MasterCard International accepts the converting holder’s offer to sell any or all of the shares specified in the converting holder’s offer within five days following the date of the offer by the converting holder made pursuant to clause (1) above, such converting holder may, within the 30-day period following the date of the offer by the converting holder made pursuant to clause (1) above, convert the shares of Class B Common Stock specified in such offer that were not purchased by any of the Class A members or affiliate members of MasterCard International in accordance with and subject to Article IV, Section 4.3(D).

(F) Redemption of Class B Common Stock; Subsequent Public Offering.

(1) In the event that the Corporation shall consummate the Initial Public Offering, the Board shall, to the extent assets and funds are legally available therefor, cause the Corporation, on or prior to the date that is 90 days after the date of the consummation of the Initial Public Offering, to redeem that number of shares of Class B Common Stock that is equal to the aggregate number of shares of Class A Common Stock that the Corporation issues in the Initial Public Offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) and in any substantially concurrent issuance of shares of Class A Common Stock to The MasterCard Foundation (as defined below), and such shares of Class B Common Stock shall be redeemable by the Corporation on such terms. The redemption price per share payable to holders of Class B Common Stock not designated on the books and records of the Corporation (which shall be conclusive and binding for all purposes) as belonging to the Corporation’s United States region (the “Non-U.S. Holders”) shall be payable in cash in an amount equal to the quotient of (A) the product of (x) the aggregate cash proceeds that the Corporation receives in the Initial Public Offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares), net of underwriting discounts and commissions and other offering-related expenses as determined by the Board in its sole discretion (which expenses may include expenses and estimated expenses not yet paid) (the “Net Cash Proceeds”), multiplied by (y) the fraction obtained by dividing the aggregate number of shares of Class B Common Stock then held by the Non-U.S. Holders by the total number of shares of Class B Common Stock then outstanding, divided by (B) the aggregate number of shares of Class B Common Stock that is being redeemed from the Non-U.S. Holders. The redemption price per share payable to holders of Class B Common Stock designated on the books and records of the Corporation (which shall be conclusive and binding for all purposes) as belonging to the Corporation’s United States region (the “U.S. Holders”) shall be payable in cash in an amount equal to the quotient of (A) the remainder of (x) the Net Cash Proceeds minus (y) the aggregate redemption price to be received by the Non-U.S. Holders minus (z) $650 million, divided by (B) the aggregate number of shares of Class B Common Stock that is being redeemed from the U.S. Holders; provided, however, that if such calculation results in a negative number, the redemption price per share to be received by the U.S. Holders will equal zero. In effecting such redemption the Corporation shall redeem shares of Class B Common Stock from the holders thereof on a pro rata basis in proportion to the number of shares of Class B Common Stock held by each of them at the time of the consummation of the Initial Public Offering; provided, that the Corporation may round off to a full share the number of shares to be redeemed from any holder so that fractional interests of less than one-half share will be rounded down and fractional interests of one-half share or more will be rounded up.

(2) In the event that the Corporation shall consummate the Initial Public Offering but the underwriters in the Initial Public Offering shall not exercise in full their option to purchase additional shares in connection with the Initial Public Offering, the Corporation shall, subject to applicable law and to the Board’s fiduciary duties (a) conduct a subsequent public offering of its Class A Common Stock on or prior to the second annual meeting of the Corporation following the Filing Time (the “Subsequent Public Offering”) and (b) to the extent assets and funds are legally available therefor, cause the Corporation, on or prior to the date that is 90 days after the date of the consummation of the Subsequent Public Offering, to redeem that number of shares of Class B Common Stock that is equal to the aggregate number of shares of Class A Common Stock that the Corporation issues in the Subsequent Public Offering, and such shares of Class B Common Stock shall be redeemable by the Corporation on such terms; provided, that the number of shares of Class B Common Stock to be redeemed shall be reduced to the extent that such redemption would otherwise result in the number of shares of Class B Common Stock outstanding immediately following such redemption being less than 41% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding at the date of such redemption. The redemption price per share payable to all holders of Class B Common Stock shall be payable in cash in an amount equal to the price per share of Class A Common Stock received by the Corporation in the Subsequent Public Offering, net of per share underwriting discounts and commissions and other per share offering-related expenses as determined by the Board in its sole discretion (which expenses may include expenses and estimated expenses not yet paid). In effecting such redemption the Corporation shall redeem shares of Class B Common Stock from the holders thereof on a pro rata basis in proportion to the number of shares of Class B Common Stock held by each of them at the time of the consummation of the Subsequent Public Offering; provided, that the Corporation may round off to a full share the number of shares to be redeemed from any holder so that fractional interests of less than one-half share will be rounded down and fractional interests of one-half share or more will be rounded up.

(3) In effecting any redemption pursuant to this Section 4.3(F), the Corporation shall send written notice of redemption to the holders of the shares of Class B Common Stock redeemed and deposit, set aside or pay the redemption price therefor. The Board may establish such procedures as it may in its sole and absolute discretion determine to be necessary or desirable for the orderly redemption of Class B Common Stock pursuant to this Section 4.3(F), which procedures shall be binding upon the holders of Class B Common Stock.

(G) Issuance and Retirement of Class M Common Stock.

(1) Following the Filing Time, for so long as Class M Common Stock remains issued and outstanding, the Corporation shall issue a share of Class M Common Stock to each new Class A member of MasterCard International upon such new Class A member of MasterCard International becoming such and the delivery by such new Class A member of MasterCard International of a fully executed license agreement to MasterCard International.

(2) In the event that any outstanding share of Class M Common Stock shall cease to be held by a Class A member of MasterCard International (including, without limitation, if a Class A member of MasterCard International holding such share shall cease to retain such status), such share shall automatically and without further action on the part of the Corporation or any holder of Class M Common Stock be transferred to the Corporation and thereupon shall be retired. In addition, and without further action on the part of the Corporation or any holder of Class M Common Stock, all outstanding shares of Class M Common Stock shall automatically be transferred to the Corporation and thereupon shall be retired and thereafter shall be unavailable for issue or reissue, and the Corporation shall not thereafter have the authority to issue additional shares of Class M Common Stock, upon the earliest to occur of:

(a) the approval thereof by the affirmative vote of at least a majority of the votes cast thereon by the holders of Class M Common Stock voting as a separate class; or

(b) the day on which the outstanding shares of Class B Common Stock represent less than 15% of the aggregate outstanding shares of Class A Common Stock and Class B Common Stock.

(H) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class M Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(I) Mergers, Consolidation, Etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Class A Common Stock or Class B Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each such class of Common Stock shall be exchanged for or changed into the same per share amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or changed; provided, however, that if shares of Class A Common Stock or Class B Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein.

(J) Adjustments. In the event that the Corporation shall, at any time when any shares of Class B Common Stock are outstanding, effect a subdivision, combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class A Common Stock, then in each case the Corporation shall, at the same time, effect an equivalent subdivision, combination or consolidation of the outstanding shares of Class B Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class B Common Stock. In the event that the Corporation shall at any time when any shares of Class A Common Stock are outstanding effect a subdivision, combination or consolidation of the outstanding shares of Class B Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class B Common Stock, then in each case the Corporation shall, at the same time, effect an equivalent subdivision, combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class A Common Stock.

(K) Limitations on Beneficial Ownership of Class A Common Stock and Class B Common Stock.

(1) No Member or Similar Person (as defined below) shall Beneficially Own any share of Class A Common Stock or any share of Other Voting Stock. Any Beneficial Ownership in violation of this Section 4.3(K)(1) (including, for the avoidance of doubt, any Beneficial Ownership of a Person that shall thereafter become a Member or Similar Person) shall be subject to the provisions set forth in Section 4.3(K)(6)-(9).

(2) No Person shall Beneficially Own (a) shares of Class A Common Stock representing more than 15% of the aggregate outstanding shares or voting power of Class A Common Stock; (b) shares of any class or series of Other Voting Stock representing more than 15% of the aggregate outstanding shares or voting power of such class or series of Other Voting Stock; or (c) shares of Class A Common Stock and/or Other Voting Stock representing more than 15% of the aggregate voting power of all the then outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting as a single class. Any Beneficial Ownership in violation of this Section 4.3(K)(2) shall be subject to the provisions set forth in Section 4.3(K)(6)-(9).

(3) No Person shall directly or indirectly acquire Beneficial Ownership of more than 15% of the aggregate outstanding shares of Class B Common Stock otherwise than as a direct result of a decrease in the number of shares of Class B Common Stock outstanding. If any Transfer is purportedly effected which, if effective, would result in any Person Beneficially Owning shares of Class B Common Stock in violation of this Section 4.3(K)(3) then the intended transferee shall acquire no rights in respect of such shares, including, without limitation, voting rights or rights to dividends or other distributions with respect to such shares, and any shares of Class B Common Stock Beneficially Owned in violation of this Section 4.3(K)(3) may be redeemed by the Corporation, or its designee, at a price per share equal to the lesser of (i) the per share consideration paid in the transaction that resulted in such violative Transfer (or, in the case of a devise, gift or other such transaction without consideration, the Market Price of the Class A Common Stock at the time of such devise or gift or other such transaction) and (ii) the Market Price of the Class A Common Stock on the date the Corporation, or its designee, elects to redeem such shares.

(4) (a) Notwithstanding Section 4.3(K)(1), in the event that, at any time when shares of Class M Common Stock are issued and outstanding, the number of shares of Class B Common Stock outstanding at the end of a fiscal period shall be less than 41% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding at such date, Class A members and affiliate members of MasterCard International shall be permitted to acquire (through purchases in the open market or otherwise) that number of additional shares of Class A Common Stock that would result in the holders of Class B Common Stock, collectively and after giving effect to the conversion of shares provided in the succeeding sentence, holding a number of shares of Class B Common Stock that is equal to 41% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding at such fiscal period end. Any such shares of Class A Common Stock so acquired shall automatically convert into an equal number of shares of Class B Common Stock upon the acquisition thereof by a Member. The Board may establish such procedures as it may in its sole and absolute discretion determine to be necessary or desirable for the orderly acquisition and conversion of Class A Common Stock pursuant to this Section 4.3(K)(4), including, without limitation, procedures relating to the periodicity of such acquisitions and conversions and to the allocation among the Class A members and affiliate members of MasterCard International of the permission to acquire additional shares, which procedures shall be binding upon the stockholders of the Corporation and upon the Class A members and affiliate members of MasterCard International.

(b) Notwithstanding Section 4.3(K)(2), The MasterCard Foundation may Beneficially Own more than 15% of the aggregate outstanding shares of Class A Common Stock; provided that The MasterCard Foundation shall not Beneficially Own more than 20% of the aggregate outstanding shares of Class A Common Stock.

(c) Notwithstanding Section 4.3(K)(1) and (2), an underwriter that participates in a public offering or a private placement of Class A Common Stock or Other Voting Stock (or securities convertible into or exchangeable for Class A Common Stock or Other Voting Stock) may Beneficially Own shares of Class A Common Stock or Other Voting Stock (or securities convertible into or exchangeable for Class A Common Stock or Other Voting Stock) in excess of the limitations on Beneficial Ownership set forth in Sections 4.3(K) (1) and (2), but only to the extent necessary to facilitate such public offering or private placement.

(d) A Person (including, without limitation, a Member or Similar Person) shall not be deemed to Beneficially Own shares of Class A Common Stock or Other Voting Stock (or securities convertible into or exchangeable for Class A Common Stock or Other Voting Stock) for purposes of Section 4.3(K)(1) and (2) if such shares of Class A Common Stock or Other Voting Stock (or securities convertible into or exchangeable for Class A Common Stock or Other Voting Stock) are held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of such Person’s business and if such shares are held by such Person without the purpose or effect of changing or influencing control of the Corporation.

(5) Definitions.

(a) “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(or any successor rule).

(b) “Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules), except that in calculating the beneficial ownership of any particular Person, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns”, “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

(c) “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 4.3(K)(8)(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code (or any successor provisions).

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e) “Market Price” of a security on any date shall mean the last reported sale price for such security, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, for such security, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock

Exchange or, if such security is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by the Board or, in the event that no trading price is available for such security, the fair market value of such security as determined in good faith by the Board.

(f) “Member” shall mean any Person that at the Filing Time is, or thereafter shall become, a Class A member or affiliate member of MasterCard International or licensee of any of the Corporation’s or MasterCard International’s brands, or an Affiliate of any of the foregoing, whether or not such Person continues to retain such status.

(g) “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(h) “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Sections 4.3(K)(1) or (2), would Beneficially Own shares of Class A Common Stock and/or Other Voting Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

(i) “Similar Person” shall mean any Person that is an operator, member or licensee of any general purpose payment card system that competes with the Corporation, or any Affiliate of such a Person.

(j) “The MasterCard Foundation” shall mean The MasterCard Foundation, a legal entity incorporated as a corporation without share capital under the Canada Corporations Act.

(k) “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership, or any agreement to take any such actions or cause any such events, of Class A Common Stock, Class B Common Stock and/or Other Voting Stock or the right to vote Class A Common Stock and/or Other Voting Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Class A Common Stock, Class B Common Stock and/or Other Voting Stock or any interest in Class A Common Stock, Class B Common Stock and/or Other Voting Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership of Class A Common Stock, Class B Common Stock and/or Other Voting Stock; in each case, whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

(l) “Trust” shall mean any trust as defined in Section 4.3(K)(6)(a).

(m) “Trustee” shall mean a Person unaffiliated with the Corporation, a Prohibited Owner or any Member or Similar Person, that is appointed by the Corporation to serve as trustee of a Trust.

(6) Violative Transfer. If any Transfer is purportedly effected which, if effective, would result in any Person Beneficially Owning shares of Class A Common Stock and/or Other Voting Stock in violation of Sections 4.3(K)(1) or (2) then the intended transferee shall acquire no rights in respect of such shares, including, without limitation, voting rights or rights to dividends or other distributions with respect to such shares and:

(a) that number of shares of the Class A Common Stock and/or Other Voting Stock the Beneficial Ownership of which otherwise would cause such Person to violate Sections 4.3(K)(1) or (2) (rounded to the next highest whole share) shall be automatically transferred to a trust (“Trust”) for the benefit of a Charitable Beneficiary, effective as of the close of business on the business day prior to the date of such transfer, and such Person shall acquire no rights in such shares; or

(b) if the transfer to the Trust described in clause (a) of this Section 4.3(K)(6) would not be effective for any reason to prevent the violation of Sections 4.3(K)(1) or (2), as applicable, then, subject to Section 4.3(K)(10) hereof, the Transfer of that number of shares of Class A Common Stock and/or Other Voting Stock that otherwise would cause any Person to violate Sections 4.3(K)(1) or (2) shall be void ab initio.

(7) Remedies for Breach. If the Board shall at any time determine in good faith that a Transfer or other event has purportedly taken place that, if effected would result in a violation of Sections 4.3(K)(1) or (2) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class A Common Stock and/or Other Voting Stock in violation of Sections 4.3(K)(1) or (2) (whether or not such violation is intended), the Board shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares pursuant to Section 4.3(K)(8)(e), refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Sections 4.3(K)(1) or (2) shall automatically result in the Transfer to a Trust, and, where applicable, such Transfer (or other event) in violation of Sections 4.3(K)(1) or (2) shall be void ab initio irrespective of any action (or non-action) by the Board.

(8) Transfer of Class A Common Stock and/or Other Voting Stock in Trust.

(a) Ownership in Trust. Upon any purported Transfer that would result in a transfer of shares of Class A Common Stock and/or Other Voting Stock to a Trust pursuant to Section 4.3(K)(6), such shares shall be deemed to have been Transferred to the trustee of the Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the date of such purported Transfer or other event that results in the Transfer to the Trust pursuant to Section 4.3(K)(6). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner or Member. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 4.3(K)(8)(f).

(b) Status of Shares Held by the Trustee. Shares of Class A Common Stock and/or Other Voting Stock held by the Trustee shall be issued and outstanding shares of Class A Common Stock and/or Other Voting Stock, respectively, of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Class A Common Stock and/or Other Voting Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the

Corporation that the shares of Class A Common Stock and/or Other Voting Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to the DGCL, effective as of the date that the shares of Class A Common Stock and/or Other Voting Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Class A Common Stock and/or Other Voting Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken corporate action pursuant to such vote, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 4.3(K), until the Corporation has received notification that shares of Class A Common Stock and/or Other Voting Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(d) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Class A Common Stock and/or Other Voting Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Sections 4.3(K)(1) or (2), as applicable. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.3(K)(8)(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Class A Common Stock and/or Other Voting Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.3(K)(8)(d), such excess shall be paid to the Trustee upon demand.

(e) Right to Redeem Stock Transferred to the Trustee. Shares of Class A Common Stock and/or Other Voting Stock transferred to the Trustee may be redeemed by the Corporation, or its designee, at a price per share equal to the lesser of (i) the per share consideration paid in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other such transaction without consideration, the Market Price at the time of such devise or gift or other such transaction) and (ii) the Market Price on the date the Corporation, or its designee, elects to redeem such shares. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to 4.3(K)(8)(c). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The

Corporation shall have the right to redeem such shares until the Trustee has sold the shares held in the Trust pursuant to Section 4.3(K)(8)(d). Upon such a redemption, the interest of the Charitable Beneficiary in the shares shall terminate and the Trustee shall distribute the net proceeds of the redemption to the Prohibited Owner.

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Class A Common Stock and/or Other Voting Stock held in the Trust would not violate the restrictions set forth in Sections 4.3(K)(1) or (2) in the hands of such Charitable Beneficiary.

(9) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership of shares of Class A Common Stock and/or Other Voting Stock that will or may violate Sections 4.3(K)(1) or (2) or any Person who would have owned shares of Class A Common Stock and/or Other Voting Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 4.3(K)(6) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation.

(10) NYSE Transactions. Nothing in this Section 4.3(K) shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 4.3(K) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 4.3(K).

(11) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 4.3(K), the Board of the Corporation shall have the power to determine the application of the provisions of this Section 4.3(K) with respect to any situation based on the facts known to it. In the event Section 4.3(K)(7) or (8) requires an action by the Board and this Second Amended and Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 4.3(K). Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 4.3(K)(7)) acquired Beneficial Ownership of Class A Common Stock and/or Other Voting Stock in violation of Section 4.3(K)(1) or (2), such remedies (as applicable) shall apply first, to the shares of Class A Common Stock and/or Other Voting Stock which, but for such remedies, would have been owned directly by such Person, second, to the shares which, but for such remedies, would have been wholly Beneficially Owned (but not owned directly) by such Person, and thereafter, to the shares which, but for such remedies, would have been Beneficially Owned by such Person, pro rata among the Persons who directly own such shares of Class A Common Stock and/or Other Voting Stock based upon the relative number of the shares of Class A Common Stock and/or Other Voting Stock held by each such Person.

(12) Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 4.3(K).

(13) Non-Waiver. No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

(L) Legend. Any certificate for shares of Common Stock shall bear a legend that the shares represented by such certificates are subject to the restrictions on transferability set forth herein.

ARTICLE V

Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (which, for the avoidance of doubt, shall not include shares of Class M Common Stock), voting together as a single class, shall be required for the stockholders to alter, amend or repeal any provision of the by-laws of the Corporation or to adopt any provision inconsistent therewith. In addition, the affirmative vote of at least a majority of the votes cast thereon by the holders of Class M Common Stock, voting separately as a class, shall be required to alter, amend or repeal any provision of the by-laws of the Corporation which is to the same effect as Article IV, Section 4.3(A)(3), Article VI, Section 6.1(A), Article VI, Section 6.4 or Article VI, Section 6.5 of this Second Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1. Board of Directors: Composition.

(A) Except as provided in Article VI, Section 6.7, the business and affairs of the Corporation shall be managed by or under the direction of a Board consisting of not less than three directors or more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. The Board may also appoint one person, who has previously served on the Board and who is not a director, officer, employee or agent of, and does not represent, a Member, to participate, at the pleasure of the Board, in the deliberations of the Board in a non-voting, advisory capacity (a “Non-Voting Advisor”). The Class M Directors and any directors that may be elected by the holders of any series of Preferred Stock shall be included within the number of directors fixed by or pursuant to this Section 6.1(A).

(B) Commencing with the election of directors at the first annual meeting following the Filing Time (the “First Annual Meeting”), the directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. No more than one Class M Director shall be allocated to any single class of directors. At the First Annual Meeting, Class I directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, Class II directors shall be elected for a term expiring at the second succeeding annual meeting of stockholders and Class III directors shall be elected for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders following the First Annual Meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

(C) A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board) shall constitute a quorum for the transaction of business; provided, that a quorum shall not be constituted unless directors who are neither Class M Directors nor officers of the Corporation represent a majority of the directors present. Except as otherwise provided by law, this Second Amended and Restated Certificate of Incorporation or the by-laws of the Corporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board.

(D) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(E) Directors need not be elected by written ballot unless the by-laws shall so provide.

Section 6.2. Board of Directors: Vacancies. Any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office who are not Class M Directors, although less than a quorum, or by a sole remaining director who is not a Class M Director; provided, that any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director if (a) the Board shall be comprised only of Class M Directors or (b) such newly created directorship or such vacancy relates to a Class M directorship. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship (other than a Class M directorship) at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% of the votes cast thereon by the outstanding shares of the Corporation then entitled to vote at an election of directors (which, for the avoidance of doubt, shall not include shares of Class M Common Stock), voting together as a single class. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a Class M directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% of the votes cast thereon by the outstanding shares of Class M Common Stock, voting separately as a class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 6.3. Removal of Directors. Except as otherwise provided in Article IV, Section 4.3(A)(3)(b) with respect to Class M Directors, directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting as a single class.

Section 6.4. Director Qualifications.

(A) To the extent practicable and subject to the Board’s fiduciary duties, the Board shall nominate persons for director, whose citizenships and residencies reflect the geographic regions in which the Corporation operates in a manner approximately proportionate to the Global Proxy Calculation, with the exception of nominees for Class M directorships and, to the extent such officer shall be nominated, the Chief Executive Officer of the Corporation. To the extent practicable and subject to the Board’s fiduciary duties, the Board shall nominate persons for Class M directorships so that the Class M Directors at any time shall include: one citizen and resident of a country in, or director, officer, employee, agent or representative of a Class A member of MasterCard International designated on the books and records of the Corporation (which shall be conclusive and binding for all purposes) as belonging to, the Corporation’s Americas region; one citizen and resident of a country in, or director, officer, employee, agent or representative of a Class A member of MasterCard International designated on the books and records of the Corporation (which shall be conclusive and binding for all purposes) as belonging to, the Corporation’s Europe region; and one citizen and resident of a country in, or director, officer, employee, agent or representative of a Class A member of MasterCard International designated on the books and records of the Corporation (which shall be conclusive and binding for all purposes) as belonging to, the Corporation’s Asia/Pacific - Middle East/Africa region; provided, that no more than one Class M Director may be a director, officer, employee, agent or representative of a single Class A member or affiliate member of MasterCard International or any affiliate thereof.

(B) A person shall qualify for election and continued service as a director of the Corporation only if the Board shall have determined that such person shall not (1) except in the case of a Class M Director, be a director, officer, employee or agent of, or represent or otherwise be affiliated with, a Member or Similar Person, or have been a director, officer, employee or agent of, or have represented otherwise been affiliated with, a Member or Similar Person during the prior three years or otherwise have any business relationship with a Member or Similar Person that is material to such person or (2) be a trustee, officer, employee or agent of, or represent or otherwise be affiliated with, The MasterCard Foundation, or have been a director, officer, employee or agent of, or have represented or otherwise been affiliated with, The MasterCard Foundation during the prior three years or otherwise have any business relationship with The MasterCard Foundation that is material to such person. In addition, each director of the Corporation (including Class M Directors) shall not be a director, regional board director, officer, employee or agent of, or represent (1) an entity that owns and/or operates a payment card program competitive with the Corporation’s comparable card programs, as determined in the sole discretion of the Board (a “Competitor”), or (2) an institution that is represented on any board of a Competitor. If at any time an individual fails to satisfy these qualifications, as determined by the Board in its sole discretion, such individual shall automatically, without further action of the director, cease to be a director of the Corporation.

Section 6.5. Election of Directors by Class M Common Stock Holders. Notwithstanding the foregoing, for so long as Class M Common Stock remains issued and outstanding, the election and removal without cause of the Class M Directors shall be governed by Article IV, Section 4.3(A)(3)(b). No more than one Class M Director may serve on any Executive Committee, Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee of the Board. No Class M Director shall (1) serve as Chairman of the Board, (2) participate in the process of nominating any person to serve as a director of the Corporation unless such person is being nominated to serve as a Class M Director or is the Chief Executive Officer of the Corporation or (3) participate in the process of selecting any person to serve as a director of The MasterCard Foundation.

Section 6.6. Election of Directors by Preferred Stock Holders. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

Section 6.7. European Board.

(A) Subject to paragraph (B) of this Section 6.7, the Corporation’s operations in Europe in respect of (1) review of applications for membership; (2) fines; (3) intraregional operating rules; (4) assessments and fees to the extent that such assessments and fees do not have an exclusionary effect; (5) intraregional product and enhancement development to the extent that the development initiatives do not relate to competitively sensitive matters; (6) annual expense budget; (7) surplus funds; and (8) affinity and co-branding rules shall be managed by or under the direction of a regional board (the “European Board”); provided, however, that with respect to the matters listed in clauses (1) - (4) above, such authority shall only be exercised subject to guidelines established by the Board from time to time.

(B) The Board, acting by the affirmative vote of at least 75% of the entire Board at any meeting at which a quorum is present, or by action without a meeting if all of the directors consent in writing to that action, may assume the authority granted to the European Board pursuant to Section 6.7 (A) in its entirety and may terminate the existence of the European Board; provided, however, that the holders of Class M Common Stock designated on the books and records of the Corporation (which shall be conclusive and binding for all purposes) as belonging to the Corporation’s Europe region (each, a “European Class M Holder”), acting with approval thereof by the affirmative vote of at least a majority of the votes cast thereon, voting for such purpose as a separate class, shall approve any such assumption of authority and termination. In the event of a dispute, the Board shall have the sole and absolute discretion to determine whether a holder of at least Class M Common Stock constitutes a European Class M Holder. In addition, the Board, acting by the affirmative vote of at least 75% of the entire Board at any meeting at which a quorum is present, or by action without a meeting if all of the directors consent in writing to that action, may permanently assume from the European Board any specific authority granted to the European Board pursuant to Section 6.7(A). In addition, the Board, acting by the affirmative vote of at least 66 2/3% of the entire Board at any meeting at which a quorum is present, or by action without a meeting if all of the directors consent in writing to that action, may override any decision or otherwise temporarily assume any authority granted to the European Board pursuant to Section 6.7(A). In addition, the Board, acting by the affirmative vote of a majority of the entire Board at any meeting at which a quorum is present, or by action without a meeting if all of the directors consent in writing to that action, may override any decision or otherwise temporarily assume any authority of the European Board if, in the Board’s sole judgment and discretion, any action or failure to take action by the European Board (1) could subject the Corporation or any of its subsidiaries to risk of legal or regulatory liability, (2) would be contrary to the Corporation’s global strategy, (3) would be reasonably likely to have an effect outside Europe or on U.S. commerce or (4) relates to any matter outside of the authority granted to the European Board pursuant to Section 6.7(A). Whether any matter falls within the authority of the European Board granted pursuant to Section 6.7(A) shall be determined in the sole discretion of the Board.

(C) The European Board shall consist of such number of persons, not less than twelve nor more than 25, as shall from time to time be fixed exclusively by resolution adopted by affirmative vote of the majority of the European Board. The members of the Corporation’s Europe regional board of directors at the Filing Time who qualify for service as a member of the European Board shall constitute the initial members of the European Board. Commencing with the First Annual Meeting, members of the European Board shall (except as hereinafter provided for the filling of vacancies and newly created memberships) be elected by the European Class M Holders, voting for such purpose as a separate class. Notwithstanding the preceding three sentences of this Section 6.7(C), any Class M Director that is allocated to the Corporation’s Europe region pursuant to Article VI, Section 6.4(A) shall automatically, without any vote, become a member of the European Board, and the number of members of the European Board shall automatically be adjusted to include any such Class M Director if the number of members of the European Board would otherwise exceed the number fixed by the European Board.

(D) Commencing with the election of members of the European Board at the First Annual Meeting, each of the members of the European Board shall be elected for a term expiring at the second succeeding annual meeting of stockholders. At every second annual meeting of stockholders thereafter, members of the European Board shall be elected for a term expiring at the second succeeding annual meeting of stockholders. The Board shall have the authority to nominate persons for elections as members of the European Board. If the number of members of the European Board is changed, any additional member of the European Board elected to fill a newly created membership resulting from an increase in the number of members shall hold office for a term that shall coincide with the remaining term of each of the other members of the European Board, but in no case shall a decrease in the number of members of the European Board remove or shorten the term of any incumbent member.

(E) Each member of the European Board shall hold office until his or her successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(F) Members of the European Board need not be elected by written ballot unless the by-laws shall so provide.

(G) Subject to the final sentence of Article VI, Section 6.7(C), newly created memberships in the European Board that result from an increase in the number of members and any vacancy occurring in the European Board may be filled only by the European Board with prior consultation with the Board.

(H) Members of the European Board may be removed, with or without cause, by the affirmative vote of at least a majority in voting power of all the then outstanding shares of Class M Common Stock held by European Class M Holders, voting for such purpose as a separate class.

(I) In order to qualify for election and continued service as a member of the European Board, each member of the European Board shall not (1) be a director, regional board director, officer, employee or agent of, or represent, a Competitor of the Corporation or (2) be a director, regional board director, officer, employee or agent of an institution that is represented on any board of directors of a Competitor of the Corporation, in each case as determined by the Board in its sole discretion. If at any time the Board shall determine that an individual fails to satisfy these qualifications, such individual shall automatically, without further action of the member, cease to be a member of the European Board.

ARTICLE VII

Section 7.1. Meetings of Stockholders. Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or by the holders of Class M Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation.

ARTICLE VIII

Section 8.1. Limited Liability of Directors. No director of the Corporation or member of the European Board will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or member of the European Board, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

Section 9.1. Indemnification. To the fullest extent permitted by the law of the State of Delaware as it presently exists or may hereafter be amended, the Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a director or officer of the Corporation, Non-Voting Advisor or member of the European Board or, while a director or officer of the Corporation, Non-Voting Advisor or member of the European Board, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

Section 9.2. Advance of Expenses. To the fullest extent permitted by the laws of the State of Delaware, the Corporation shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 9.1 in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Article IX or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

Section 9.3. Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article IX is not paid in full within thirty days after a written claim therefor by any person described in Section 9.1 has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 9.4. Insurance. To the fullest extent permitted by the laws of the State of Delaware, the Corporation may purchase and maintain insurance on behalf of any person described in Section 9.1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article IX or otherwise.

Section 9.5. Non-Exclusivity of Rights. The provisions of this Article IX shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director, Non-Voting Advisor, officer or member of the European Board (or legal representative thereof) who serves in such capacity at any time while this Article IX and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any alteration, amendment, or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article IX shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article IX shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Second Amended and Restated Certificate of Incorporation, the by-laws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to Section 9.1 shall be made to the fullest extent permitted by law.

Section 9.6. For purposes of this Article IX, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

Section 9.7. This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 9.1.

ARTICLE X

Section 10.1. Amendment. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% in voting power of all the outstanding shares of the Corporation then entitled to vote at an election of directors (which, for the avoidance of doubt, shall not include shares of Class M Common Stock), voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI, Article VII or this Article X or to adopt any provision inconsistent therewith.

ARTICLE XI

Section 11.1. Severability. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, members of the European Board, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

*  *  *

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be signed by                     ,                      of the Corporation on                      , 200  .

MasterCard Incorporated

Name: Title: